Exhibit 99.1

Easton-Bell Sports Sales and Gross Margin Growth Dampened by Weak Snow Market

Earnings Conference Call Scheduled for 4 p.m. Eastern Time on Tuesday, November 13, 2012

VAN NUYS, Calif.--(BUSINESS WIRE)--November 13, 2012--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the quarter ended September 29, 2012 on a conference call to be held on Tuesday, November 13, 2012, beginning at 4 p.m. Eastern Time.

Results for the Third Quarter ended September 29, 2012

The Company had modest sales growth during the third quarter of 2012 as net sales increased to $213.3 million as compared to $212.5 million of net sales for the previous year, and gross margin increased by 10 bps to 35.7% from 35.6%.

“Our product innovation, margin enhancement and investment strategies continued to allow us to gain market share in key product categories and strengthen our financial results, despite the impact of the economy and softness in the global snow market,” said Paul Harrington, President and Chief Executive Officer.

Team Sports net sales increased $7.2 million or 6.2% in the third quarter of 2012, as compared to the third quarter of 2011, or 6.4% on a constant currency basis. The increase was due to continued market share gains driving double-digit growth in sales of Riddell football products and increased sales of Easton Mako hockey sticks introduced earlier in the year. These gains were partially offset by lower sales of Easton baseball bats as last year benefited from the non-recurring BBCOR bat transition.

Action Sports net sales decreased $6.4 million or 6.7% in the third quarter of 2012, as compared to the third quarter of 2011, or 6.5% on a constant currency basis. The decrease primarily resulted from the weather-related, double-digit decline in sales of Giro snow products in both the U.S. and Europe, and was partially offset by sales growth in Bell powersports helmets from expanded product offerings and distribution.

The Company’s strategic focus on margin enhancement coupled with sales of higher-margin Team Sports products was partially offset by off-price inventory sales and resulted in 10 bps of margin growth for the quarter.

The Company’s operating expenses increased $2.1 million or 3.8% and 80 bps as a percentage of net sales during the third quarter to support the sales growth and fund product innovation.

The Company’s Adjusted EBITDA was $26.9 million for the third quarter of 2012, a decrease of $1.9 million or 6.6%, as compared to the third quarter of 2011. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $331.3 million (total debt of $367.1 million less cash of $35.8 million) as of September 29, 2012, a decrease of $27.7 million or 7.7%, as compared to net debt of $359.0 million as of October 1, 2011. The decrease in net debt relates to the generation of positive cash flow and pay down on the revolving credit facility. Working capital as of September 29, 2012 was $286.6 million, as compared to $255.8 million as of October 1, 2011 with the increase primarily related to the increase in cash and reduction in the revolving credit facility.

The Company had substantial borrowing capability as of September 29, 2012, with $190.2 million of additional borrowing ability under the revolving credit facility and liquidity of $226.0 million when including the $35.8 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty-four facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls; and (xx) other risks outlined under “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)

	September 29, 2012	December 31, 2011	October 1, 2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,782	$29,505	$23,641
Accounts receivable, net	233,228	250,183	231,933
Inventories, net	148,674	145,815	145,411
Prepaid expenses	1,658	6,942	3,838
Deferred taxes	17,777	17,798	15,976
Other current assets	9,307	9,645	9,299
Total current assets	446,426	459,888	430,098
Property, plant and equipment, net	55,510	54,329	52,724
Deferred financing fees, net	10,628	12,622	13,147
Intangible assets, net	268,501	270,458	271,807
Goodwill	208,697	208,697	206,928
Other assets	2,099	1,617	1,654
Total assets	$991,861	$1,007,611	$976,358

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$20,000	$42,000	$36,000
Current portion of capital lease obligations	27	26	25
Accounts payable	67,997	88,689	66,509
Accrued expenses	71,840	63,291	71,754
Total current liabilities	159,864	194,006	174,288
Long-term debt, less current portion	347,081	346,670	346,541
Capital lease obligations, less current portion	31	52	59
Deferred taxes	61,084	58,928	52,292
Other noncurrent liabilities	22,431	18,330	18,516
Total liabilities	590,491	617,986	591,696
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at September 29, 2012, December 31, 2011 and October 1, 2011	—	—	—
Additional paid-in capital	365,693	363,730	362,810
Retained earnings	34,146	25,429	22,963
Accumulated other comprehensive income (loss)	1,531	466	(1,111)
Total stockholder’s equity	401,370	389,625	384,662
Total liabilities and stockholder’s equity	$991,861	$1,007,611	$976,358

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$213,329	$212,467	$643,677	$627,778
Cost of sales	137,076	136,808	419,415	417,137
Gross profit	76,253	75,659	224,262	210,641
Selling, general and administrative expenses	56,354	54,294	168,798	156,681
Amortization of intangibles	2,597	2,339	7,791	7,240
Income from operations	17,302	19,026	47,673	46,720
Interest expense, net	11,112	10,635	32,235	32,728
Income before income taxes	6,190	8,391	15,438	13,992
Income tax expense	2,531	3,713	6,721	6,430
Net income	3,659	4,678	8,717	7,562
Other comprehensive income:
Foreign currency translation adjustment	2,593	(4,398)	1,065	(3,125)
Comprehensive income	$6,252	$280	$9,782	$4,437

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the third fiscal quarters ended September 29, 2012 and October 1, 2011.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the third fiscal quarters ended September 29, 2012 and October 1, 2011 are set forth below (amounts in thousands):

	2012	2011

Net income for the third fiscal quarter	$3,659	$4,678

Interest expense, net	11,112	10,635
Provision for taxes based on income	2,531	3,713
Depreciation expense	5,424	5,000
Amortization expense	2,597	2,339
Non-cash equity compensation expense	630	1,226
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	909	1,169
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the third fiscal quarter	$26,862	$28,760

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://www.media-server.com/m/p/332k2jst. In addition, interested parties may listen directly to the call by dialing 1-800-599-9816 (within the United States and Canada) or 1-617-847-8705 (outside the United States and Canada). The pass code for the call is 41762690. A replay of the call will be available on November 14 through November 20, 2012 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 21092729.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803